EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 1st day of November 2004 by and among Mobilepro Corp., a Delaware corporation (the “Company”) and Geoffrey B. Amend, a natural person, residing in Kansas (“Mr. Amend”).

WHEREAS, the Company wishes to employ Mr. Amend as its General Counsel of the Company and Mr. Amend wishes to accept such employment;

WHEREAS, the Company and Mr. Amend wish to set forth the terms of Mr. Amend’s employment and certain additional agreements between Mr. Amend and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

(1) Employment Period

The Company will employ Mr. Amend, and Mr. Amend will serve the Company, under the terms of this Agreement commencing November 1, 2004 (the “Commencement Date”) for a term of twenty-four (24) months unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Mr. Amend’s employment hereunder shall be referred to herein as the “Employment Period.”

(2) Duties and Status

The Company hereby engages Mr. Amend as its General Counsel on the terms and conditions set forth in this Agreement. During the term of the Employment Period, Mr. Amend shall report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Mr. Amend’s position, commensurate with the authority vested in Mr. Amend pursuant to this Agreement and consistent with the governing documents of the Company.

(3) Compensation and Benefits

(a)
Salary. During the Employment Period the Company shall pay to Mr. Amend, as compensation for the performance of his duties and obligations under this Agreement, a base salary of Twelve Thousand Five Hundred Dollars ($12,500) per month, payable semi-monthly, beginning November 15, 2004.

(b)
Insurance. The Company shall reimburse Mr. Amend for all health, dental, vision, life, AD&D, and disability insurance policies (not to exceed $1,000 per month) until such time as Company establishes like type insurance coverage.

(c)	Vacation: The Company will provide Mr. Amend with three (3) weeks paid vacation per annum.

(d)	Bonus. During the Employment Period, Mr. Amend shall be entitled to the following bonuses:

(i)
Annual Company EBIDTA bonus. The EBIDTA bonus shall be equal to 1.0% of the Company’s EBITDA for each fiscalyear; payable 90 days after the end of each fiscal year and based on the Company’s audited financial statements as filed with the SEC. It is understood that this EBIDTA bonus shall be capped at $90,000 for any 12 month period. As a means of clarification, EBITDA shall mean GAAP operating profit plus depreciation and amortization, but excluding one-time extraordinary expenses (as defined by GAAP) incurred by Mobilepro but shall take into account all other expenses of Mobilepro, including acquistion related expenses and the bonuses of other executives.

(e)
Equity. As partial consideration for entering into this Agreement, the Company hereby grants Mr. Amend warrants to acquire two million (2,000,000) shares of the Company’s common stock at an exercise price or $0.20 per share (the “Option”). One million (1,000,000) warrants shall vest on the Company achieving $5,000,000 in EBIDTA over the prior twelve calendar months (but not necessarily during a particular fiscal year). The remaining one million warrants of the Option shall vest ratably over the twenty-four (24) months of the Agreement, or immediately if Mr. Amend’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or, along with the first million warrants, due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than ninety percent (90%) of the size (measured by market value) of the Company) or reverse merger with another company.

(f)
Business Expenses. During the Employment Period, Company shall promptly reimburse Mr. Amend for all appropriately documented and reasonable business and travel expenses incurred by Mr. Amend in the performance of his duties under this Agreement.

(g)	Office. During the Employment Period, Company agrees to pay Mr. Amend for all expenses incurred to maintain his current office in an amount equal to $600 per month.

(h)	Relocation. The Company will not require Employee to relocate from Wichita, Kansas.

(4) Termination of Employment

(a)
Termination for Cause. The Company may terminate Mr. Amend’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Mr. Amend’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Mr. Amend’s employment hereunder if such termination shall be the result of:

(i)
a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Amend and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Mr. Amend of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)
Substantial and continuing neglect or inattention by Mr. Amend of the duties of his employment or the willful misconduct or gross negligence of Mr. Amend in connection with the performance of such duties which remains uncured for a period of fifteen (15) calendar days following receipt of written notice from the Board specifying the nature of such breach;

(iv)	The commission by Mr. Amend of any crime involving moral turpitude or a felony;
(v)
Mr. Amend’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company; and

(b)
Termination for Good Reason. Mr. Amend shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Mr. Amend shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	The breach by the Company of any material provision of this Agreement or any stock option or warrant agreement; or

(ii)	A requirement by the Company that Mr. Amend perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)
Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Mr. Amend’s employment for Cause and Mr. Amend’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Voluntary Termination. At the election of Mr. Amend, upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Amend. The Employment Period may be terminated by the Board of Directors of the Company if Mr. Amend shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Mr. Amend’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Mr. Amend, the Company shall give thirty (30) days’ advance written notice to that effect to Mr. Amend.

(f)	Termination Without Cause. At the election of the Company, otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

(g)
Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), the Executive will be entitled to severance pay.

(5)  Consequences of Termination

(a)
Without Cause or for Good Reason. In the event of a termination of Mr. Amend’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Mr. Amend for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of Control means:  (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, the Company shall pay Mr. Amend (or his estate) and provide him with the following:

(i)	Lump-Sum Payment. A lump-sum cash payment, payable thirty (30) days after Mr. Amend’s termination of employment, equal to the sum of the following:

1) Salary. The equivalent of six months (the “Severance Period”) of Mr. Amend’s then-current base salary; plus

2) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Amend’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Mr. Amend’s termination of employment.

3) Equity. Mr. Amend shall retain all Warrants vested at time of termination, but shall be required to exercise them within six (6) months of termination. All unvested Warrants (except for those warrants tied to EBITDA, which shall only vest if the EBITDA target is hit within 90 days of termination except that if the termination is subsequent to a change in control they shall vest) shall immediately vest and be retained by Mr. Amend, but he shall be required to exercise them within six (6) months of termination.

(b)
Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Amend was entitled to participate immediately prior to such termination, provided that Mr. Amend’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Amend’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Mr. Amend with benefits substantially similar (including all tax effects) to those which Mr. Amend would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Amend is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage’s provided for in this Section 5(a)(ii).

(c)
Other Termination of Employment. In the event that Mr. Amend’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Mr. Amend other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Mr. Amend any earned but unpaid salary, bonus, and Option Shares through Mr. Amend’s final date of employment with the Company, and the Company shall have no further obligations to Mr. Amend.

(d)
Withholding of Taxes. All payments required to be made by the Company to Mr. Amend under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(e)
No Other Obligations. The benefits payable to Mr. Amend under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Mr. Amend will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Mr. Amend upon his termination of employment.

(f)
No Mitigation or Offset. Mr. Amend shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

(6) Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

(7) Indemnity and Insurance

The Company shall indemnify and save harmless Mr. Amend for any liability incurred by reason of any act or omission performed by Mr. Amend while acting in good faith on behalf of the Company and within the scope of the authority of Mr. Amend pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Mr. Amend must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

The Company shall provide that Mr. Amend is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

(8) Non-Disparagement

At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Mr. Amend’s employment was terminated), Mr. Amend shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

(9) Cooperation with the Company After Termination of Employment

Following termination of Mr. Amend’s employment for any reason, Mr. Amend shall fully cooperate with the Company in all matters relating to the winding up of Mr. Amend’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Mr. Amend, the Company shall be entitled to such full time or part time services of Mr. Amend as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Mr. Amend shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

(10) Lock-up Period and Volume Limitation.

Mr. Amend agrees that he will not sell or otherwise transfer or dispose of any shares of the Company’s common stock that he owns or is entitled to receive following the exercise of any Warrants or convertible securities that he may receive following the Commencement Date until January 1, 2006. Mr. Amend also agrees that he will not sell or otherwise transfer or dispose of more than five hundred thousand (500,000) shares of the Company’s common stock during any calendar quarter thereafter during the Employment Period.

(11) Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Mr. Amend:
                        Geoffrey B. Amend, Esq.
309 S. Laura, Suite 210
Wichita, KS 67211

If to the Company:

Mobilepro Corp.
Attn: Jay O. Wright, Chairman and Chief Executive Officer
6701 Democracy Blvd.
Suite 300
Rockville, Maryland 20817
Phone: 301.315.9040

(12) Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Amend or of the Company.

(13) Non-Assignment / Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Amend to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

(14) Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(15) Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(16) Arbitration

Mr. Amend and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the state of Maryland, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(17) Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Mr. Amend with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Amend and the Company with respect to the subject matter hereof, whether written or oral (including that certain consulting arrangement between Mr. Amend and the Company). This Agreement may be amended or modified only by a written instrument executed by Mr. Amend and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of October ___, 2004.

Geoffrey Amend	MOBILEPRO CORP.

_______________________	By:______________________
Jay O. Wright, Chairman and CEO